Exhibit 99.1
Inquiries:
Fleishman-Hillard
Thomas J. Laughran, Senior Vice President & Partner
312-751-3519
or
Northfield Laboratories Inc.
(847) 635-0066
FOR IMMEDIATE RELEASE
NORTHFIELD LABORATORIES ANNOUNCES RECEIPT OF
DELISTING NOTIFICATION FROM THE NASDAQ STOCK MARKET
     June 2, 2009 — Evanston, Illinois (Business Wire) — Northfield Laboratories Inc. (Nasdaq: NFLD) announced that it has received a letter dated June 2, 2009 from the staff of the Nasdaq Stock Market indicating that the Company’s common stock will be delisted from the Nasdaq Global Market as of the opening of trading on June 11, 2009 in accordance with Nasdaq Listing Rules 5100 and 5110(b) and IM-5100-1. Receipt of the Nasdaq letter follows the Company’s announcement on June 1, 2009 that it had filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Delaware. The filing was made to facilitate the Company’s previously-announced plan to wind down its business operations and carry out an orderly disposition of its assets. In view of the Company’s plan to wind down its business, the Company does not expect to appeal the determination of the Nasdaq staff with respect to the delisting of its common stock.
     Following the effective date of the delisting of its shares on the Nasdaq Global Market, the Company’s common stock will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets” over-the-counter trading market. The Company’s common stock may become eligible if a market maker submits an application to quote the common stock in accordance with Securities and Exchange Commission Rule 15c2-11 and the application is approved. Only a market maker, and not the Company, may file an application with respect to quotation of the Company’s common stock.
     There can be no assurance that the Company’s common stock will become eligible for trading on the OTC Bulletin Board or any other over-the-counter trading market, or that an active trading market will develop or continue if the Company’s common stock becomes eligible for trading. The lack of an active trading market for the Company’s common stock is likely to make it more difficult for stockholders to sell their shares and may result in a material decrease in the market price of the Company’s common stock. As a result of the commencement of its Chapter 11 bankruptcy proceeding, the Company expects to suspend future compliance with its ongoing public reporting obligations under Sections 12 and 15 of the Securities Exchange Act of 1934. Suspension of compliance with these reporting obligations may cause the Company’s common stock to become ineligible for trading on the OTC Bulletin Board or other over-the-counter trading markets.
Forward Looking Statements
     This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by the use of such terms as “intends,” “expects,” “plans,” “estimates,” “anticipates,” “should,” “believes” and similar terms. These forward-looking statements involve inherent risks and uncertainties. Our actual results may therefore differ materially from those predicted by the forward-looking statements because of various risks and uncertainties, including those described from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the time such statement is made. All subsequent written and oral forward-looking statements attributable to Northfield or any person acting on our behalf are qualified by this cautionary statement.